UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934
KUHLMAN COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	86-0883289

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

701 N. Third Street, Suite B-1 Minneapolis, Minnesota	55401

(Address of principal executive offices)	(Zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common stock, par value $0.001 per share	American Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: none.

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE

Item 1. Description of Registrant’s Securities to be Registered.
General
     Kuhlman Company, Inc. (the “Company” or the “registrant”) is authorized to issue an aggregate of 72,000,000 shares of capital stock, $0.001 par value. Our board of directors has authority, without any further vote or action by our stockholders, to designate and issue shares of capital stock in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate, and to establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Furthermore, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the registrant’s common stock.
Common Stock
     Voting Rights. The holders of the registrant’s common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to a vote of the stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.
     Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of the common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of the registrant’s assets or funds legally available for such dividends or distributions.
     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of the common stock would be entitled to share ratably in the registrant’s assets that are legally available for distribution to stockholders after payment of liabilities. If the registrant has any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, the registrant must pay the applicable distribution to the holders of its preferred stock (if any) before it may pay distributions to the holders of common stock.
     Conversion, Redemption and Preemptive Rights. Holders of common stock have no conversion, redemption, preemptive, subscription or similar rights.
Item 2. Exhibits.

Exhibit No.	Description
2.1	Articles of Incorporation (incorporated by reference to Exhibits 3 and 3.1 to the registrant’s registration statement on Form 10-SB filed on February 21, 2003).

2.2	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 16, 2005).

2.3	Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form 10-SB filed on February 21, 2003).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KUHLMAN COMPANY, INC.
Dated: March 23, 2006	By:	/s/ Jon Gangelhoff
Jon Gangelhoff, Chief Financial Officer

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